EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                     between

                          HEICO AVIATION PRODUCTS CORP.

                                   as Seller,

                                       and

                             HOBART BROTHERS COMPANY

                                    as Buyer

                                 August 1 , 2000

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                            STOCK PURCHASE AGREEMENT

                                TABLE OF CONTENTS

                                    ARTICLE I
                                   DEFINITIONS

1.1 Defined Terms..............................................................1
1.2 Other Defined Terms........................................................3

                                   ARTICLE II
                           PURCHASE AND SALE OF STOCK

2.1 Purchase and Sale of Stock.................................................4
2.2 Purchase Price.............................................................4
2.3 Closing Date Balance Sheet.................................................4
2.4 Disputes...................................................................4
2.5 Post Closing Purchase Price Adjustment.....................................5
2.6 Transfer Taxes.............................................................5
2.7 Returns....................................................................5

                                   ARTICLE III
                                     CLOSING

3.1 Closing....................................................................6
3.2 Conveyances at Closing.....................................................6

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

4.1 Organization of Seller.....................................................7
4.2 Organization of the Company................................................7
4.3 Authorization..............................................................7
4.4 Capitalization of the Company..............................................7
4.5 Subsidiaries...............................................................7
4.6 Ownership of the Stock.....................................................7
4.7 Financial Statements.......................................................8
4.8 Undisclosed Liabilities....................................................8
4.9 Conduct of Business in Normal Course.......................................8
4.10 Material Contracts........................................................9
4.11 No Defaults..............................................................10
4.12 No Conflict or Violation.................................................10
4.13 Consents and Approvals...................................................10
4.14 Compliance with Laws.....................................................10
4.15 No Brokers...............................................................11

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4.16 No Other Agreements......................................................11
4.17 Insurance................................................................11
4.18 Trademarks and Patents...................................................11
4.19 Employee Benefit Plans...................................................12
4.20 Minute Books and Stock Ledgers...........................................13
4.21 Leases...................................................................13
4.22 Machinery and Equipment..................................................13
4.23 Title of Property........................................................13
4.24 Inventory................................................................14
4.25 Real Property............................................................14
4.26 Receivables..............................................................14
4.27 Bank Accounts and Powers.................................................14
4.28 Employees................................................................14
4.29 Environmental Matters....................................................15
4.30 Absence of Certain Business Practices....................................16
4.31 Customs Compliance.......................................................16
4.32 Omissions................................................................16

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

5.1 Organization..............................................................16
5.2 Authorization.............................................................16
5.3 No Conflict or Violation..................................................16
5.4 Consents and Approvals....................................................17
5.5 No Litigation.............................................................17
5.6 No Brokers................................................................17

                                   ARTICLE VI
                          COVENANTS OF SELLER AND BUYER

6.1 Maintenance of Business Prior to Closing..................................17
6.2 Company Employees.........................................................17
6.3 Certain Prohibited Transactions...........................................18
6.4 Notification of Certain Matters...........................................20
6.5 Access to Information.....................................................20
6.6 Reasonable Efforts; Cooperation; Further Assurances.......................20
6.7 Non-Competition...........................................................21
6.8 Tax Election..............................................................21
6.9 Board of Director Approvals...............................................21

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                                   ARTICLE VII
                     CONDITIONS TO THE OBLIGATIONS OF SELLER

7.1 Representations, Warranties, Covenants and Agreements.....................22
7.2 Consents; Release of Guarantees...........................................22
7.3 No Injunctions or Restraints; Illegality..................................22
7.4 Certificates..............................................................22

                                  ARTICLE VIII
                     CONDITIONS TO THE OBLIGATIONS OF BUYER

8.1 Representations, Warranties, Covenants and Agreements.....................22
8.2 Consents..................................................................23
8.3 No Injunctions or Restraints; Illegality..................................23
8.4 Certificates..............................................................23
8.5 Resignations..............................................................23

                                   ARTICLE IX
                                ACTIONS BY SELLER
                           AND BUYER AFTER THE CLOSING

9.1 Books and Records.........................................................23
9.2 Survival of Representations, etc..........................................23
9.3 Indemnification...........................................................24
9.4 Further Assurances........................................................26
9.5 Name; Proprietary Information.............................................26
9.6 No Solicitation...........................................................26

                                    ARTICLE X
                          DISPUTE RESOLUTION PROCEDURES

10.1 Dispute Resolution.......................................................27
10.2 Negotiation Between Executives...........................................27
10.3 Mediation................................................................27
10.4 Litigation...............................................................28
10.5 Provisional Remedies.....................................................28
10.6 Tolling Statute of Limitations...........................................28
10.7 Performance to Continue..................................................28

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                                   ARTICLE XI
                                  MISCELLANEOUS

11.1 Termination..............................................................28
11.2 Assignment...............................................................29
11.3 Notices..................................................................30
11.4 Governing Law; Venue.....................................................31
11.5 Entire Agreement; Amendments and Waivers.................................32
11.6 Multiple Counterparts....................................................32
11.7 Expenses.................................................................32
11.8 Invalidity...............................................................32
11.9 Titles...................................................................32
11.10 Publicity...............................................................32
11.11 Confidential Information................................................33
Interpretation................................................................33
11.13 Third Party Beneficiaries...............................................34

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                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement, dated as of August 1, 2000, is between HEICO Aviation Products Corp., a Florida corporation ("Seller"), and Hobart Brothers Company, an Ohio corporation and a wholly owned subsidiary of Illinois Tool Works Inc. ("Buyer").

                                    RECITALS

         A. Seller owns all of the issued and outstanding shares of common stock, no par value (the "Stock"), of Trilectron Industries, Inc., a New York corporation (the "Company").

         B. Buyer desires to purchase the Stock from Seller, on the terms and subject to the conditions hereinafter set forth.

         C. Seller desires to sell, assign, convey, transfer and deliver the Stock to Buyer, on the terms and subject to the conditions hereinafter set forth.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Defined Terms. As used herein, the terms below shall have the following meanings:

                  "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

                  "Books and Records" shall mean all books, records and files, whether in paper or electronic form, pertaining to the Business.

                  "Business" shall mean the design and manufacture of electronically controlled ground support equipment for aircraft as conducted by the Company as of the date hereof.

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                  "Customer" shall mean any Person purchasing equipment or
services at any time during the two year period prior to the Closing Date from the Company.

                  "Code" shall mean the Internal Revenue Code of 1986, as such may be amended from time to time.

                  "Encumbrance" shall mean any claim, lien, mortgage, pledge, option, charge, easement, security interest, right-of-way, encumbrance or other right of third parties.

                  "GAAP" shall mean generally accepted accounting principles.

                  "Government Entity" shall mean any governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, and any public, private or industry regulatory authority, whether international, national, federal, state or local, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions.

                  "Knowledge" of any Person which is not an individual shall mean the actual knowledge of such Person's executive officers and managerial personnel having responsibility for the matter in question after having made reasonable inquiry with respect to the matter and nothing having come to the attention of such Person's executive officers or managerial personnel during the course of such inquiry, which would cause him or her to believe otherwise.

                  "Legal Proceeding" means any action, claim, lawsuit, litigation, demand, suit, inquiry, hearing, investigation, indictment, information, notice of a violation, arbitration, appeal or other dispute or legal proceeding, whether civil, criminal, administrative or otherwise.

                  "Legal Requirements," when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person's business, operations or properties.

                  "Material Adverse Effect" or "Material Adverse Change" means any change, effect, event, occurrence, or state of facts that is or is reasonably expected to be, individually or in the aggregate, materially adverse to the business or the income, assets, liabilities, financial condition, or results of operations of the subject party and the terms "material" and "materially" have correlative meanings; provided, however, that a Material Adverse Effect or a Material Adverse Change with respect to a party shall not include events or conditions generally affecting the aviation ground support industry or effects resulting from general economic conditions (including changes in interest rates), changes in GAAP required by the Financial Accounting Standards Board or changes to laws, statutes, regulations or regulatory policies, that do not have a materially more adverse effect on such party than that experienced by similarly situated companies.

                  "Order" means any order, writ, judgment, arbitration award, injunction, decree or ruling of or by a Government Entity.

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                  "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

                  "Permits" shall mean all of the Business' licenses, franchises, permits, approvals, exemptions and authorizations issued or required by any Government Entity relating to the Business.

                  "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

                  "Taxes" shall mean all taxes, charges, fees, levies or other assessments of whatever nature, including, without limitation, income, withholding, excise, property, sales, gross receipts, use, license, transfer, payroll, occupancy or franchise taxes imposed by any Government Entity, and including any interest, assessments, penalties or additions thereto.

         1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

               Term                                   Section
               ----                                   -------

       Buyer Material Breach                            11.1
       Closing                                          3.1
       Closing Date                                     3.1
       Closing Date Balance Sheet                       2.3
       Closing Net Worth                                2.3
       Company Name                                     9.5
       Company Proprietary Property                     9.5
       Damages                                          9.3
       Disclosure Schedule                              4.0
       Financial Statements                             4.7
       Hart-Scott-Rodino                                4.15
       Include                                          11.12
       Includes                                         11.12
       Including                                        11.12
       Mass Layoff                                      6.2
       Material Contracts                               4.11
       Plant Closing                                    6.2
       Purchase Price                                   2.2
       Seller Material Breach                           11.1
       WARN Act                                         6.2
       Without Limitation                               11.12

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                                   ARTICLE II
                           PURCHASE AND SALE OF STOCK

         2.1 Purchase and Sale of Stock. On and effective as of the Closing Date, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase and acquire from Seller, the Stock.

         2.2 Purchase Price. On the Closing Date, in consideration of the sale, transfer, assignment, conveyance and delivery of the Stock, Buyer shall pay to Seller $52,500,000 (the "Purchase Price"). The amount required to be paid by Buyer pursuant to the immediately preceding sentence shall be paid by wire transfer of immediately available funds from Buyer to Seller or Seller's designee on the Closing Date.

         2.3 Closing Date Balance Sheet. As soon as practical (and in no event later than 60 days after the Closing Date), Buyer shall cause to be prepared and delivered to Seller (i) a balance sheet of the Company dated as of the close of business on the date immediately prior to the Closing Date (the "Closing Date Balance Sheet"), and (ii) a calculation of the Closing Net Worth (as hereinafter defined), including such schedules and data as may be appropriate to support such calculation. Seller and its accountants shall be entitled to review the Closing Date Balance Sheet, Buyer's calculations of the Closing Net Worth, and any working papers, source documents, trial balances and similar materials relating to the Closing Date Balance Sheet prepared by Buyer or its accountants. Buyer shall also provide Seller and its accountants with timely access, during Buyer's normal business hours, to Buyer's and the Company's personnel, properties, books and records to the extent related to the determination of the Closing Net Worth. As used herein, "Closing Net Worth" shall mean the Company's "shareholder's equity" as of the close of business on the date immediately prior to the Closing Date computed in accordance with GAAP consistently applied with the Company's prior practices, except that (a) any assets that are paid to the Seller by the Company as a dividend or distribution prior to the Closing shall be excluded from such calculation, (b) inventory shall be calculated consistent with the valuations and calculation of inventory of the Company as set forth in the Financial Statements, less $500,000, (c) a reserve in the amount of $250,000, shall be established to cover product warranty claims, and (d) no effect shall be given to any purchase accounting or other similar adjustments resulting from the consummation of the transactions contemplated herein.

         2.4 Disputes. The following clauses (i) and (ii) set forth the procedures for resolving disputes between the parties with respect to the determination of the Closing Net Worth:

                           (a) Within 30 days after delivery to Seller of
                  Buyer's calculation of the Closing Net Worth pursuant to this Article, Seller may deliver to Buyer a written report (a "Seller's Report") prepared by the Seller's accountants (the "Seller's Accountants") advising Buyer either that the Seller's Accountants (A) agree with the Buyer's calculations of the Closing Net Worth, or (B) deem that one or more adjustments are required. The costs and expenses of the services of the Seller's Accountants shall be borne by Seller. If Buyer's accountants ("Buyer's Accountants") shall concur with the adjustments proposed by the Seller's Accountants, or if Buyer shall not object thereto in writing delivered to the Seller within 30 days after Buyer's receipt of the Seller's Report, the calculations of the Closing Net Worth set forth in such Seller's Report shall become final and shall not be subject to further review, challenge or adjustment. If Seller does not submit a Seller's Report within the 30-day period provided herein, then the

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                  Closing Net Worth as calculated by Buyer shall become final and shall not be subject to further review, challenge or adjustment.

                           (b) In the event that Seller submits a Seller's
                  Report and Buyer's Accountants and Seller's Accountants are unable to resolve the disagreements set forth in such report within 15 days after the date of the Seller's Report, then such disagreements shall be referred to a nationally recognized firm of independent certified public accountants experienced in auditing manufacturing companies and selected by mutual agreement of the Buyer's Accountants and Seller's Accountants (the "Settlement Accountants"), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment absent fraud. The Settlement Accountants shall use their commercially reasonable efforts to reach a determination not more than 45 days after such referral and shall act as an arbitrator to determine, based solely on presentations by Seller and Buyer and their respective accountants (and not by independent review), only those matters which remain in dispute. The costs and expenses of the services of the Settlement Accountants shall be shared equally by Seller and Buyer.

         2.5 Post Closing Purchase Price Adjustment. Within five business days after the Closing Net Worth is determined in accordance with Articles 2.3 and 2.4, if applicable, then the Purchase Price shall be adjusted as follows: if the Closing Net Worth is greater than $22,127,000, then Buyer shall be obligated to deliver to Seller an additional amount by wire transfer (to an account specified by Seller in writing) in immediately available funds, an amount equal to the amount by which the Closing Net Worth exceeds $22,127,000. If the amount of Closing Net Worth is less than $22,127,000, then Seller shall refund to Buyer, by wire transfer (to the account specified by Buyer in writing) in immediately available funds, an amount equal to $22,127,000 less the amount of the Closing Net Worth.

         2.6 Transfer Taxes. Buyer or Seller, as the case may be, shall be responsible for any documentary transfer taxes and any sales, use or other transfer taxes imposed by reason of the transfer of the Stock from Seller to Buyer assessed against such party and any deficiency, interest or penalty asserted with respect thereto.

         2.7 Returns. Seller will be responsible for preparing and filing all Returns of the Company relating to any period ending on or prior to the close of business on the date immediately prior to the Closing Date ("Pre-Closing Tax Periods."). Buyer will be responsible for preparing and filing all Returns of the Company relating to periods other than Pre-Closing Tax Periods. After the Closing has occurred, Buyer will provide, or cause to be provided, to Seller, without charge, any information that may reasonably be requested by the Seller in connection with the preparation of any Returns relating to Pre-Closing Tax Periods.

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                                   ARTICLE III
                                     CLOSING

         3.1 Closing. The closing of the transactions contemplated herein (the "Closing") shall be held at 11:00 a.m. local time on August 25, 2000 at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, FL 33131, unless the parties agree to another time, date or place. Notwithstanding the foregoing, unless the Agreement has been previously terminated pursuant to the provisions of Article 11.1, the Closing shall be delayed until five business days after all of the conditions set forth in Article VII and Article VIII have been satisfied. The term "Closing Date" shall mean the date on which the Closing occurs.

         3.2 Conveyances at Closing.

                  (a) By Seller. To effect the sale of the Stock referred to in
         Article 2.1, Seller will on the Closing Date deliver to Buyer:

                           (i) a certificate representing the Stock and a duly
                  executed stock power relating thereto executed by a duly authorized officer of Seller; and

                           (ii) such other instruments as shall be reasonably
                  requested by Buyer to vest in Buyer title in and to the Stock and to consummate the transactions contemplated by the provisions hereof.

                  (b) By Buyer. To effect the sale of the Stock referred to in
         Article 2.1, Buyer will on the Closing Date deliver to Seller:

                           (i) the amount of the Purchase Price required to be
                  paid pursuant to Article 2.2; and

                           (iii) such other instruments as shall be reasonably
                  requested by Seller to consummate the transactions contemplated by the provisions hereof.

                  (c) Form of Instruments. All of the foregoing instruments listed in Article 3.2(a) and Article 3.2(b) shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer and Seller. In addition, each of Buyer and Seller shall deliver a certificate, dated as of the Closing Date, confirming that all conditions set forth in Article VII or Article VIII, as the case may be, have been satisfied.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as disclosed to Buyer in the confidential disclosure schedule delivered by Seller simultaneously with the execution of this Agreement (the "Disclosure Schedule") and except as expressly excepted in this Article IV, Seller hereby represents and warrants to Buyer as follows:

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         4.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has full power and corporate authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

         4.2 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. A list of each such jurisdiction is attached hereto in the Disclosure Schedule. True and correct copies of the Articles of Incorporation, including all amendments thereto, and Bylaws of the Company in effect on the date hereof and as of the Closing have been delivered to Buyer. A list of the name and title of each officer and director of the Company is attached hereto in the Disclosure Schedule.

         4.3 Authorization. Seller has all necessary corporate power and authority and has taken, or by Closing will have taken, all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

         4.4 Capitalization of the Company. As of the date hereof, the authorized capital stock of the Company consists of 200 shares of the Company's common stock, no par value, of which 100 shares were issued and outstanding and no shares were held as treasury shares as of the date hereof. All of the issued and outstanding shares of Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Stock has been issued in violation of any preemptive rights of current or past stockholders or is subject to any preemptive rights of the current or past stockholders of the Company. There are no shares of capital stock or other equity securities of the Company outstanding except for the shares of Stock, and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional share of its capital stock.

         4.5 Subsidiaries. Except as disclosed in the Disclosure Schedule, the Company does not own directly or indirectly (or possess any options or other rights to acquire) any subsidiaries or any direct or indirect ownership interests in any other Person.

         4.6 Ownership of the Stock. The Seller owns, beneficially and of record, all of the Stock. As of the Closing, the Stock will be owned free and clear of any Encumbrances, proxies, calls or commitments of any nature, and the transfer and delivery of the Stock to Buyer at the Closing shall transfer good and marketable title to the Stock to Buyer, free and clear of all Encumbrances, proxies, calls or commitments of any nature.

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         4.7 Financial Statements. Seller has included in the Disclosure
Schedule true and complete copies of the following financial statements (the "Financial Statements"): (a) a balance sheet of the Company as of October 31, 1999 and a statement of income of the Company for the year ended October 31, 1999, and (b) a balance sheet of the Company as of April 30, 2000 and a statement of income of the Company for the six months ended April 30, 2000. The Financial Statements have been prepared in conformity with GAAP applied on a consistent basis and present fairly the financial position of the Company at the dates shown and the results of its operations and changes in its financial positions for the periods then ended, except for the omissions of footnotes to such Financial Statements and except for the adjustments to the closing net worth described in Article 2.3.

         4.8 Undisclosed Liabilities. As of April 30, 2000, the Company did not have, and since such date the Company has not incurred or suffered, any liabilities, whether accrued, absolute, contingent or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof except (a) as and to the extent disclosed, reflected or reserved against in the Financial Statements, (b) as and to the extent arising under contracts, commitments, transactions or circumstances identified in the Disclosure Schedule, excluding any liabilities for breaches thereof, and (c) as and to the extent incurred in the ordinary course of business after April 30, 2000.

         4.9 Conduct of Business in Normal Course. Except as otherwise disclosed in this Agreement or the Disclosure Schedule, the Company has, since April 30, 2000, conducted the Business in the ordinary and usual course consistent with past practice and, to the Knowledge of Seller, no event or condition of any character has occurred that could reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as set forth in the Disclosure Schedule, since April 30, 2000 there has not been:

                  (a) any change in the business, operations, assets, liabilities, financial condition or operating results of the Company, which has had a Material Adverse Effect on the Company;

                  (b) any damage, destruction or loss, whether or not covered by insurance to or of the assets of the Company which has had a Material Adverse Effect on the Company;

                  (c) any forgiveness of or waiver by the Company of any rights or of any debt, liability or obligation owed to it other than in the ordinary course of business consistent with past practices;

                  (d) any satisfaction or discharge of any Encumbrance or payment of any debt, liability or obligation by the Company, except in the ordinary course of business consistent with past practice;

                  (e) any mortgage, pledge, transfer of an Encumbrance on the Company's Assets, except Encumbrances for current Taxes not yet due or payable;

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                  (f) any direct or indirect loans or guarantees made by the
         Company to or for the benefit of the Seller, employees, officers, directors or consultants, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

                  (g) any declaration, setting aside or payment of any dividend or other distribution in respect of the Stock, except as permitted by
         Article 6.3;

                  (h) any sale, transfer, lease to others or other disposition of any of the Company's assets, cancelled or compromised any material debt owed to the Company or material claim made by the Company; or waived or released any right of substantial value, in each case except in the ordinary course of its business;

                  (i) the receipt of any notice of termination of any contract, lease or other agreement or any damage, destruction or loss which, in any case has had a Material Adverse Effect on the Company;

                  (j) any labor union organizing activity, any actual or, to the Knowledge of the Seller, any threatened employee strikes, work stoppages, slow-downs or lock-outs, or any change in its relations with its employees, agents, customers or suppliers or with any governmental authorities or self-regulatory organizations, which in any case has had a Material Adverse Effect on the Company;

                  (k) any capital expenditures, capital commitments, additions or betterments which individually are in excess of $100,000;

                  (l) any Contract, agreement or commitment by the Company to do any of the things described in this Article.

         4.10 Material Contracts. Set forth on the Disclosure Schedule is a list and brief description of each contract, agreement, commitment or arrangement (whether written or oral) of a material nature to which the Company is a party or under which the Company is obligated on the date hereof (the "Material Contracts"). For purposes of this Article, Material Contracts shall include, without limitation, (i) any contract relating to the employment, engagement, compensation or termination of directors, officers, employees, consultants or agents by the Company, (ii) any licensing or other agreement relating to software used in the conduct of the Business (other than commercially available software commonly run on personal computers), (iii) any loan, loan agreement, note, letter of credit or other evidence of indebtedness where the Company is the obligor or guarantor, (iv) any contract involving total future payments of more than $50,000, other than contracts entered into in the ordinary course of business, (v) any contract limiting the freedom of the Company to compete in any line of business or with any Person and (vi) any outstanding offer, commitment or obligation to enter into any Material Contract.

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         4.11 No Defaults. The Company has fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all material obligations under all Material Contracts to which it is a party, and there are no defaults and no events have occurred that, with the lapse of time or election of any other party, will become defaults by it under any Material Contract. To the Knowledge of Seller, no breach or default by any other party under any Material Contract has occurred or is threatened that will impair or could impair the ability of the Company to enforce any of its rights thereunder in any material respect.

         4.12 No Conflict or Violation. Except as disclosed on the Disclosure Schedule, the execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby shall not (i) subject to the government filings and other matters referred to in Article 4.15, violate any law, statute, rule, regulation, ordinance, code, Order or award applicable to the Company or its properties, (ii) violate or conflict with, or permit the cancellation of, any Material Contract or any other contract, agreement, indebtedness, lease, Encumbrance, commitment, Permit or concession to which the Company is a party, or by which it or any of its properties are bound,
(iii) permit the acceleration of the maturity of any indebtedness of, or indebtedness secured by the property of the Company, (iv) result in an imposition of any Encumbrance, restriction or charge on the Business or the Company, or (v) violate or conflict with any provision of the Certificate of Incorporation, By-laws or any other governing document or agreement of the Company.

         4.13 Consents and Approvals. Except for (i) consents, authorizations, approvals, filings, exemptions, registration and waivers in connection with compliance with the applicable provisions of federal, state and foreign laws,
(ii) the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("Hart-Scott-Rodino"), (iii) contracts with Customers or vendors that require consent of the Customer or vendor in the event of a change in control of the Company; (iv) the approval of HEICO Corp.'s Board of Directors, and (v) such additional consents and approvals set forth in the Disclosure Schedule, no consent, authorization, approval, filing, exemption, waiver or registration with, any Government Entity or any third Person is required to be made or obtained by the Company or Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         4.14 Compliance with Laws. The Company is and has been in compliance in all respects with any and all Legal Requirements applicable to the Company, other than failures to so comply that would not have a Material Adverse Effect. The Company (x) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, except for failures to so comply that would not have a Material Adverse Effect, and (y) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a material default under, or material breach or violation of, any Legal Requirement or Permit applicable to the Company. Without limiting the generality of the foregoing, the Company has not received notice of and, to the Knowledge of Seller, there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that the Company is not or has not been in substantial compliance with Legal Requirements relating to (a) the development, testing, manufacture, packaging, distribution and marketing of products, (b) employment, safety and health, and
(c) environmental protection, building, zoning and land use.

         4.15 No Brokers. Except for its agreement with ING Barings LLC (for which the Seller and not the Company shall be responsible for the payment of all fees) neither the Company nor Seller has entered into or will enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Buyer or the Company to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

         4.16 No Other Agreements. Neither the Company nor Seller has any legal obligation, absolute or contingent, to any other Person to sell the Stock or all or substantially all the assets of the Company or to effect any merger or consolidation of the Company.

         4.17 Insurance. The Company has disclosed on the Disclosure Schedule a list of all insurance policies maintained by the Company on its properties, assets, business and personnel (specifying the insurer, the amount and duration of the coverage, the type of insurance including, but not limited to whether each such policy is based on claims made or occurrence, premium allocation, the policy number and any pending claims thereunder). True and complete copies of each such policy have been delivered to Buyer. The Disclosure Schedule also contains all claims for insurance losses in excess of $50,000 per occurrence, filed by the Company during the three year period immediately prior to the date hereof, including, but not limited to Worker's Compensation, automobile, general and product liability. The Company has not received written notice it is in default with respect to any provision contained in any insurance policy, nor has it failed to pay any premiums thereunder or to give any notice or present any claim thereunder in due and timely fashion and, to the Seller's Knowledge, the Company is not in default with respect to any such policies. The Seller knows of no occurrence potentially giving rise to a claim in excess of $50,000 against or by the Company with respect to which such claim has not been asserted. Adequate reserves have been provided in the Financial Statements with respect to any self insured claims pending and any such claims which may be reasonable expected based upon the Company's prior experience.

         4.18 Trademarks and Patents. The Company has disclosed on the Disclosure Schedule a list of all United States and foreign registered patents, trademarks, domain names, copyrights and applications therefor and all material state registered trade names and trademarks and applications therefor. The Company owns (or possesses adequate and enforceable royalty-free licenses or other rights to use) all trademarks, trade names, patents, copyrights, service marks, service names, software, inventions, trade secrets, know-how, domain names, formulas and processes and other proprietary rights and corresponding foreign counterparts necessary to the conduct of its business and such use does not materially conflict with the rights of others.

         Except as disclosed on the Disclosure Schedule, no proceedings are pending, or, to the Seller's Knowledge, have been instituted or threatened which challenge the validity of the ownership by the Company to such trademarks, trade names, domain names, patents, copyrights and applications. The Company has not entered into any patent or trademark license, technology transfer, or non-competition agreement relating to its business, except as set forth on the Disclosure Schedule. The Company is not infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, domain names, patents, patent rights, licenses, trade secrets, software or know-how of any third party to the extent such possible infringement would have a Material Adverse Effect on the Company. To the Seller's Knowledge, no employee of the Company has disclosed or made available to any third party any trade secrets of the Company under circumstances constituting a breach of confidentiality that has had a Material Adverse Effect on the Company. Except as set forth on the Disclosure Schedule, there are no existing or, to the Company's Knowledge, threatened patent, trademark, software, infringement, opposition, interference or other intellectual property related lawsuits by, or against, the Company, nor are there any outstanding notices, to the Company or by the Company, regarding possible patent infringement of either a patent owned by the Company or the licensed patent of a third party.

         4.19 Employee Benefit Plans:

                  4.19.1 Set forth on the Disclosure Schedule is a list of all pension, profit sharing, bonus, disability, welfare or group insurance, deferred compensation, stock option, paid vacation and all other presently effective employee benefit plans, agreements or commitments, written or oral (if any), of the Company ("Employee Benefit Plans").

                  4.19.2 A copy of each Employee Benefit Plan, as amended to the date hereof, has been delivered to Buyer, together with audited financial statements and actuarial reports, if any, and Form 5500, if required, for the most recent fiscal year of each such plan and a copy of each Internal Revenue Service determination letter with respect to any such plan. Except as set forth on the Disclosure Schedule each employee pension, stock bonus and profit sharing plan, if any, is qualified under ss.401 (a) of the Internal Revenue Code and each related trust is exempt from taxation pursuant to ss.501 (a) of such Code.

                  4.19.3 Except as set forth as a part of the Disclosure Schedule, all Employee Benefit Plans are administered and operated in material compliance with the terms of the applicable plan documents and, if applicable, the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), and have materially complied with the reporting and disclosure requirements of applicable federal and state laws and regulations.

                  4.19.4 Except as set forth as a part of the Disclosure Schedule, (i) no Employee Benefit Plan or related trust has had a "reportable event" as such term is defined in ERISA nor has any such plan or any "fiduciary" or "party-in-interest" or "disqualified person" entered into any non-exempt "prohibited transaction" as such terms are defined in ERISA or the Internal Revenue Code; (ii) no partial or complete termination, or permanent discontinuance of contributions has occurred; (iii) no amendments have been made to any Employee Benefit Plan intended to be qualified under ss.401(a) of the Code which were not the subject of a favorable IRS determination letter; (iv) all reports, together with all supporting statements, opinions, certifications and schedules, required pursuant to ERISA or the Code have been filed with the appropriate governmental agencies; and (v) all notices required to be provided to participants and beneficiaries by the Companies pursuant to ERISA or the Code have been timely provided.

                  4.19.5 Except as set forth on the Disclosure Schedule there are no third party contract, agreements or arrangements with respect to any Employee Benefit Plan which may not be canceled or liquidated with no more than 60 days advance notice or which, upon liquidation assesses a surrender charge, penalty, back-end load or market value adjustment.

                  4.19.6 The Company has no liability, jointly or otherwise, for any withdrawal liability demanded or yet to be demanded under Title IV of ERISA by any multi-employer plan for a complete or partial withdrawal from such plan by any member of a control group of employers (within the meaning of ss.4001(b) of ERISA) of which the Company is a member.

         4.20 Minute Books and Stock Ledgers. The minute books of the Company are true and correct in all material respects. The stock ledgers of the Company are complete.

         4.21 Leases. There is set forth in the Disclosure Schedule a brief description of every lease or agreement under which the Company is a lessee of, or holds or operates any real property owned by any third party, including the Seller. Accurate and complete copies of each such leases have been delivered to Buyer. Except as specifically set forth on the Disclosure Schedule, each such lease or agreement is in full force and effect and constitutes the legal, valid and binding obligation of the respective parties thereto.

         4.22 Machinery and Equipment. The machinery and equipment regularly being used by the Company in its business is in good working order and repair (reasonable wear and tear excepted); and, the machinery and equipment are either owned by the Company free and clear of all Encumbrances, except for Permitted Encumbrances (hereinafter defined), mortgages or security interest shown on the Financial Statements as securing specific liabilities or obligations or are leased under valid leases which will not be affected by the consummation of the transactions contemplated by this Agreement.

         4.23 Title of Property. Except as set forth on the Disclosure Schedule, the Company owns all of its personal property (the "Personal Property") and the Personal Property constitutes all of the tangible personal property required or necessary to conduct the business of the Company. Except as disclosed on the Disclosure Schedule, none of the Personal Property is subject to any Encumbrance, except, (i) mortgages or security interests shown on the Financial Statements as securing specific liabilities or obligations; or (ii) liens for current taxes and assessments not yet due or payable or taxes the validity of which are being contested in good faith by appropriate proceedings; or (iii) those restrictions, easements and imperfections of title and encumbrances, if any, which, individually or in the aggregate; (a) are not substantial in character, amount or extent and do not detract materially from the value of the properties subject thereto in their current use in the business of the Company; and (b) do not materially interfere with either the present and continued use of such property or the conduct of the Company's normal operations; in each case in the same manner as the business of the Company is currently conducted (the aforementioned exceptions collectively referred to as "Permitted Encumbrances"). The Personal Property owned, leased or used by the Company is in good operating condition and repair, ordinary wear and tear excepted.

         4.24 Inventory. Except as reserved on the Financial Statements and except for the inventory adjustment contained in the calculation of the Closing Net Worth, the Company's inventory and related supplies (including raw materials, tool room supplies, work-in-process and finished goods) are valued at the lower of cost or market in accordance with GAAP as consistently applied by the Company.

         4.25 Real Property. There is set forth on the Disclosure Schedule a description of all real property, including buildings and other improvements thereon owned by the Company (the "Real Property"). The Real Property, together with the real property leased and listed on the Disclosure Schedule, constitutes all the real property required to conduct the business of the Company as currently conducted and except as disclosed on the Disclosure Schedule there are no Encumbrances which would have a Material Adverse Effect on the Company. There are no claims made or, to the Knowledge of the Seller, threatened by any federal, state or municipal or other authorities in connection with the Real Property for any violation of any applicable law, ordinance or regulation which would have a Material Adverse Effect on the Company. All buildings and structures included in the Real Property are in good operating condition, normal wear and tear excepted.

         4.26 Receivables. All receivables of the Company (including accounts receivable, loans receivable and advances) which are reflected on the Closing Date Balance shall have arisen only from bona fide transactions in the ordinary course of the Company's operation of its business and shall be fully collectable when due, or in the case of each account receivable within 180 days after it became due, without resort to litigation, in the aggregate face amounts thereof, as reduced by the amount of any reserve set forth on Closing Date Balance Sheet.

         4.27 Bank Accounts and Powers. The Disclosure Schedule lists, (i) all accounts, safe deposit boxes and current receivable collection boxes maintained by the Company at any bank or other financial institution and the names of the persons currently authorized to effect transactions in such accounts and pursuant to such resolutions or with access to such boxes; and (ii) the names of all persons, firms, associations, corporations or business organizations holding general or special powers of attorney from the Company and a brief description of the terms thereof.

         4.28 Employees. The Company has delivered to Buyer an accurate and complete list setting forth the current annual salary bonus or other incentive payment for each employee of the Company currently earning in excess of $100,000 per year in total compensation along with copies of any employment agreements for such employees. All employees of the Company have been properly classified and no person is treated as an independent contractor or third party agency employee who should be treated as an employee under the laws of the country in which such individual performs services. Leased employees of the Company in the United States within the meaning of ss.414 (n) of the Code have had their service as leased employees recognized for purposes of applicable Employee Benefit Plans in accordance with the terms of such plans and ss.414(n) of the Code.

         4.29 Environmental Matters. Except as disclosed on the Disclosure Schedule, the Company has not deposited or caused to be deposited, on, under or about any production or any other facility, including without limitation into the ambient air, surface water, groundwater, land surface or subsurface strata, any solvents, pollutants, chemicals, flammables, contaminants, gasoline, petroleum products, crude oil, explosives, radioactive materials, hazardous materials, hazardous wastes, industrial or other toxic waste or substances, polychlorinated biphenyls or related or similar materials, asbestos or any material containing asbestos, any underground storage tanks, any air, soil or water contamination or any other substance or material (collectively, the "Hazardous Substances") in violation of or in a manner which creates liability under any applicable federal, state or local governmental law, rule, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C.ss.9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C.ss.1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C.ss.6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.ss.1251 et seq.), the Clean Air Act (42 U.S.C.ss.7401 et seq.); the Toxic Substances Control Act as amended (15 U.S.C.ss.2601 et. seq.), the Clean Water Act, as amended (33 U.S.C.ss.1251 et. seq.) (collectively, "all such laws, rules ordinances or regulations shall be referred to herein as the Environmental Laws"), other than violations that would not have a Material Adverse Effect on the Company.

                  4.29.1 The Company has not used any production or any other facility owned or leased by it to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with Hazardous Substances, except in compliance with applicable Environmental Laws;

                  4.29.2 There are no Hazardous Substances located off any production or any other facility which originated from the Company's owned or leased production facilities which were not disposed of in compliance with applicable Environmental Laws;

                  4.29.3 The Company, (a) holds all required registrations, permits, licenses, variances, exemptions approvals and other authorizations which are required for each of them under federal, state and local laws and regulations relating to pollution or protection of the environment, including, but not limited to, all Environmental Laws and including all laws relating to emissions, discharges, releases, or threatened release of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, which are legally required for the operation of the business of the Company as presently conducted or the ownership of the properties and assets of the Company as of the date hereof (collectively the "Environmental Permits"); and (b) are in full compliance with the terms of all Environmental Permits.

         Except as disclosed on the Disclosure Schedule, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending, or to the Knowledge of the Seller, threatened against the

Company relating to, (i) the Environmental Laws; or (ii) relating to the release into the environment by the Company of any Hazardous Substances.

         4.30 Absence of Certain Business Practices. Neither the Company nor, to the Knowledge of Seller, any officer, employee or agent of the Company, has given any gift or similar benefit to any customer, supplier, governmental employee or other person who is in a position to help or hinder the business of the Company (or assist in connection with any actual or proposed transaction) which, (a) would subject the Company to any material damage or penalty in any civil, criminal or governmental litigation or proceeding; (b) if not given in the past, would have had a Material Adverse Effect on the Company; or (c) if not continued in the future, would have a Material Adverse Effect on the Company or which would subject the Company to a suit or penalty in any Legal Proceeding, which would have a Material Adverse Effect on the Company.

         4.31 Customs Compliance. The Company has paid or has made provisions in the Financial Statements for the payment of all duty, tariffs, customs, penalties, merchandise processing fee or other payment required to be paid by them or any of them with respect to the importation or exportation of any merchandise by such Company and is in compliance with United States and foreign laws and regulations governing the importation or exportation of merchandise.

         4.32 Omissions. No representation or warranty made by the Seller or the Company pursuant to this Agreement and no certificate or document furnished or to be furnished by or on behalf of the Seller or the Company to Buyer pursuant to this Agreement omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and corporate authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

         5.2 Authorization. Buyer has all necessary corporate power and authority and has taken, or by Closing will have taken, all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

         5.3 No Conflict or Violation. The execution, delivery, and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby shall not (i) subject to the government filings and other matters referred to in Article 5.4, violate any law, statute, rule, regulation, ordinance, code, Order or award applicable to Buyer or its properties, (ii) violate or conflict with, or permit the cancellation of, any contract, agreement, indebtedness, lease, Encumbrance, commitment, Permit or concession to which Buyer is a party, or by which Buyer or any of its properties are bound, or (iii) violate or conflict with any provision of the Articles of Incorporation, By-laws or any other governing document or agreement of Buyer.

         5.4 Consents and Approvals. Except for (i) consents, authorizations, approvals, filings, exemptions, registration and waivers in connection with compliance with the applicable provisions of federal, state and foreign laws,
(ii) the expiration of any applicable waiting period under Hart-Scott-Rodino, and (iii) the approval of Illinois Tool Works Inc.'s Board of Directors, no consent, authorization, approval, filing, exemption, waiver or registration with, any Government Entity or any third Person is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         5.5 No Litigation. No action, suit, inquiry, investigation or other proceeding is pending or, to the Knowledge of Buyer, threatened in or before any Government Entity that in any way (i) challenges the validity, legality or enforceability of this Agreement or the transactions contemplated hereby, (ii) is likely to have a material adverse effect upon Buyer's ability to perform its obligations under this Agreement, (iii) contests or affects the validity or enforceability of this Agreement, or (iv) contests in any way the power or authority of Buyer with respect to this Agreement.

         5.6 No Brokers. Buyer has not entered into and will not enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Seller or the Company to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

                                   ARTICLE VI
                          COVENANTS OF SELLER AND BUYER

         Seller, on the one hand, and Buyer, on the other hand, covenant as follows:

         6.1 Maintenance of Business Prior to Closing. Prior to the Closing, and in furtherance of the transactions contemplated hereby, Seller shall use its commercially reasonable efforts to continue to carry on the Business in the ordinary course and substantially in accordance with past practice and will not take any action inconsistent therewith or with the consummation of the Closing or with the performance of the obligations of Seller hereunder. Seller shall not permit the Company to engage in any new line of business or enter into any new Material Contract, transaction or activity or make any commitment, except in the ordinary course of business consistent with past practice. Seller shall cause the Company to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with Customers, suppliers and other Persons with which they have business relations.

         6.2 Company Employees.

                  (a) Buyer agrees not to take any action with respect to employees of the Company, from the date of this Agreement through 60 days after the Closing Date, that could be construed as a "plant closing" or a "mass layoff", as those terms are defined in the Worker Adjustment Retraining and Notification Act, 29 U.S.C. ss.ss. 2101-2109 (the "WARN Act"). In the event of an employment action by Buyer upon or following the Closing for which notice is required under the WARN Act, Buyer agrees to indemnify and hold harmless Seller and its Affiliates with respect to any failure, or alleged failure, by Buyer or Seller to provide notice as may be required under the WARN Act.

                  (b) Seller agrees to use its reasonable good faith efforts to create mirror-image Employee Benefit Plans for the HEICO 401k Savings Plans and the HEICO group health, disability and life insurance plans described in Disclosure Schedule 4.19.1 for the benefit of Company employees. Such plans shall be effective as of the Closing Date and Buyer agrees to maintain such plans on or after such date and shall indemnify and hold harmless Seller from any and all expenses, costs or liabilities related to such plans and their operation and maintenance.

         6.3 Certain Prohibited Transactions. Prior to the Closing, Seller shall not, without the prior written consent of Buyer, cause or permit the Company to:

                           (a) incur any indebtedness for borrowed money,
                  assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, partnership, firm or corporation, or make any loans or advances to any individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice;

                           (b) pay or incur any obligation to pay any dividend
                  on the Stock or make or incur any obligation to make any distribution or redemption with respect to the Stock;

                           (c) make any change to the Articles of Incorporation
                  or By-laws of the Company or institute any action or proceeding to dissolve the Company;

                           (d) mortgage, pledge or otherwise encumber any of the
                  properties or assets of the Company or sell, transfer or otherwise dispose of any of the properties or assets of the Company or cancel, release or assign any indebtedness owed to the Company or any claims held by any of such companies, except in the ordinary course of business and consistent with past practice;

                           (e) make any investment of a capital nature either by
                  purchase of stock or securities, contribution to capital, loan, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice;

                           (f) enter into or terminate any Material Contract, or
                  make any material change in any of its Material Contracts;

                           (g) except for those actions taken in the ordinary
                  course of business, consistent with past practices, (i) except as disclosed in the Disclosure Schedule, increase the compensation payable or to become payable to the officers, directors or employees of the Company; (ii) change the employment conditions of any employee of the Company; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any of the directors, officers or employees of the Company; or (v) establish, adopt, enter into or amend any bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees of the Company or take any action to accelerate any rights or benefits thereunder;

                           (h) change any accounting policies or procedures of
                  the Company or make any change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in GAAP; or (ii) make any Tax election, other than in the ordinary course of business consistent with past practice;

                           (i) increase or decrease prices charged to the
                  Customers of the Company, other than in the ordinary course of business consistent with past practice, or fail to use commercially reasonable efforts to enforce any Material Contract or other agreement with any customer or supplier, collect its accounts receivable, or pay its accounts payable, in each case in the ordinary course of business consistent with past practice;

                           (j) enter into any agreement or transaction with any
                  directors or officers of the Company or any entity in which any such director or officer has a direct or indirect interest, not in the ordinary course of business;

                           (k) acquire by merging or consolidating with, or
                  agreeing to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire any business or any company, corporation, partnership, association or other business organization or division thereof;

                           (l) sell, lease or otherwise dispose of any of its
                  assets, except in the ordinary course of business and except for the transfer of assets which would not have a Material Adverse Effect on the Company;

                           (m) issue or sell any shares of its capital stock of
                  any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares; or

                           (n) agree, in writing or otherwise, to take or
                  authorize any of the foregoing actions or any action which would cause any representation, warranty, covenant or agreement of Seller in this Agreement to be or to become untrue.

Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to pay the Seller (i) a cash dividend or distribution equal to the amount of cash and cash equivalents of the Company as of the Closing, (ii) a dividend or distribution in kind in the form of all accounts receivable owned by the Company as of the Closing, (iii) a dividend or distribution of all of the capital stock of Radiant Power Corp. owned by the Company, and (iv) a dividend or distribution of the real property owned by the Company located at 101 Lummis Road, Suffolk, Virginia 23434 but the Closing Date Balance Sheet shall not include any cash, accounts receivable, capital stock or real property paid by the Company as a dividend or distribution as permitted by the terms of this paragraph.

         6.4 Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event known to such party, which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect from the date hereof to the Closing Date, and (ii) any material failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Each party shall use commercially reasonable efforts to remedy any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         6.5 Access to Information. From the date hereof through the Closing Date, Seller shall, and shall cause the Company to, give Buyer and its Representatives full and reasonable access to further information with respect to the Business, its business records and activities, during normal business hours for the purpose of completing its business and financial review of the Business, and Buyer will maintain the confidentiality of any such information in accordance with Article 10.11.

         6.6 Reasonable Efforts; Cooperation; Further Assurances. Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, (i) cooperating with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, statute, rule or regulation, including, but not limited to, notice and filings pursuant to Hart-Scott-Rodino;
(ii) using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Government Entity or other Persons (including parties to Contracts with the Company as are necessary for the consummation of the transactions contemplated hereby), (iii) making on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby, including, but not limited to, making the initial notice and filings pursuant to Hart-Scott-Rodino within five business days of the date of this Agreement, (iv) using commercially reasonable efforts to obtain releases of all guarantees issued by the Seller or any of its Affiliates (other than the Company) guaranteeing any obligations of the Company, (v) defending such Legal Proceedings as the parties mutually agree challenging this Agreement or the consummation of the transactions contemplated hereby and taking appropriate legal actions mutually agreed upon to lift or rescind any injunction or restraining Order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (vi) executing and delivering such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

         6.7 Non-Competition. In consideration of the payment of the Purchase Price, and in order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby covenants and agrees that Seller, without the prior written consent of Buyer, shall not for a period of three years from and after the Closing Date directly or indirectly acquire or own in any manner any interest in any Person which engages or plans to engage in the manufacture, sale or servicing of aircraft ground power units, aircraft ground pre-conditioned air units, aircraft engine air start units or any combination thereof or the sale of related spare or replacement parts, anywhere in the world (the "Competitive Businesses"). The ownership or control of up to three percent of the outstanding voting securities or securities of any class of a Person with a class of securities registered under the Securities Exchange Act of 1934, as amended, shall not be deemed a violation of this Article. In addition, the purchase or acquisition of any Person which derived during the most recent calendar year five percent or less of its total revenues from the Competitive Businesses shall also not be deemed a violation of this Article. In the event that Seller purchases or acquires any Person which derived during the most recent calendar year more than five percent of its total revenues from the Competitive Businesses, Seller shall have six months from the effective date of such purchase or acquisition to dispose of such Competitive Businesses and Seller shall grant to Buyer a right of first refusal to acquire such Competitive Businesses.

         6.8 Tax Election. The parties agree to elect to treat the sale of the stock as a sale of assets as provided in Internal Revenue Code Section 338(h)(10). The Purchase Price shall be allocated among the acquired assets in accordance with a mutually acceptable allocation schedule which will be prepared subsequent to Closing and, which schedule will be prepared in accordance with ss.1060 of the Internal Revenue Code. In connection with the determination of the foregoing allocation schedule, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. The parties will report the federal, state and local and other tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation.

         6.9 Board of Director Approvals. Buyer and its executive officers and management involved in the transactions contemplated by this Agreement shall recommend to the board of directors of Illinois Tool Works Inc. that such board shall approve and consent to the terms and conditions of this Agreement. Seller and its executive officers and management involved in the transactions contemplated by this Agreement shall recommend to the board of directors of HEICO Corp. that such board shall approve and consent to the terms and conditions of this Agreement.

                                   ARTICLE VII
                     CONDITIONS TO THE OBLIGATIONS OF SELLER

         The obligation of Seller to consummate the transactions provided for hereby is subject, in the reasonable discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

         7.1 Representations, Warranties, Covenants and Agreements. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof. Buyer shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

         7.2 Consents; Release of Guarantees. Seller shall have received (i) all consents, authorizations, approvals, filings, exemptions and waivers from Government Entities and all material consents, authorizations, approvals, filings, exemptions and waivers other Persons necessary to permit Seller to consummate the transactions contemplated hereby and (ii) releases of all guarantees issued by the Seller or any of its Affiliates (other than the Company) guaranteeing any obligations of the Company.

         7.3 No Injunctions or Restraints; Illegality. No Order issued by any Government Entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation or Order shall have been enacted, entered, promulgated or enforced by any Government Entity which prohibits or materially restricts the consummation of the transactions contemplated hereby.

         7.4 Certificates. Buyer will furnish Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article as may be reasonably requested by Seller.

                                  ARTICLE VIII
                     CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligation of Buyer to consummate the transactions provided for hereby is subject, in the reasonable discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

         8.1 Representations, Warranties, Covenants and Agreements. All representations and warranties of Seller contained in this Agreement, including the Disclosure Schedules, shall be true and correct in all material respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof. Seller shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

         8.2 Consents. Buyer shall have received all consents, authorizations, approvals, filings, exemptions and waivers from Government Entities and all material consents, authorizations, approvals, filings, exemptions and waivers other Persons necessary to permit Buyer to consummate the transactions contemplated hereby.

         8.3 No Injunctions or Restraints; Illegality. No Order issued by any Government Entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation or Order shall have been enacted, entered, promulgated or enforced by any Government Entity which prohibits or materially restricts the consummation of the transactions contemplated hereby.

         8.4 Certificates. Seller will furnish Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article as may be reasonably requested by Buyer.

         8.5 Resignations. At the request of the Buyer, Seller shall cause any officer and director of the Company to tender his or her resignation to Buyer effective as of the Closing.

                                   ARTICLE IX
                                ACTIONS BY SELLER
                           AND BUYER AFTER THE CLOSING

         9.1 Books and Records. Each of Seller and Buyer agrees that it will cooperate with and make available to the other, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any Tax audit, investigation or dispute, any litigation or investigation of any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. Each party agrees to use its commercially reasonable efforts to retain in a reasonably secure and accessible location all Books and Records until the expiration of the later of (i) the period under which indemnification is available pursuant to Article 9.3 and (ii) three years from the Closing Date. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation, attorneys' fees) reasonably incurred in connection with providing such Books and Records, information or employees. Seller may require certain financial information for periods prior to the Closing Date for the purpose of filing Returns and other governmental reports, and Buyer agrees to furnish such information to Seller at Seller's request and Seller shall reimburse Buyer for all reasonable out-of-pocket expenses relating thereto.

         9.2 Survival of Representations, etc. The representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing for a period of 18 months; provided, however, that any representation, warranty, covenant or agreement relating to Taxes or Environmental Laws shall survive until the expiration of the applicable statute of limitations. The other covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement which by their terms apply in whole or in part after the Closing or a termination of this Agreement shall survive after the Closing Date or a termination, as applicable, for the period specifically provided by their respective terms, or, if no such period is specified, until the expiration of the applicable statute of limitations.

         9.3 Indemnification.

                  (a) By Seller. Seller shall indemnify, save and hold harmless Buyer and its Affiliates (including, from and after the Closing, the Company and the Insurance Subsidiaries), and their respective Representatives, from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, reasonable attorneys' fees and expenses (including reasonable fees and expenses of in-house legal counsel) and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, the "Damages"), incurred in connection with or arising out of or resulting from (i) any breach of any covenant or agreement, or the inaccuracy of any representation or warranty, made by Seller in or pursuant to this Agreement (but solely for purposes of this Article 9.3, such representations and warranties shall not be qualified by any materiality exceptions), (ii) Taxes of the Business or any other corporation with which the Business may have joined in the filing of a consolidated or combined Return for all taxable years (or other taxable periods) during which the Business shall have been or shall be in existence; provided, however, that such indemnity shall exclude the liability for Taxes relating to any period beginning on or after the Closing Date; or (iii) third party claims arising from the manufacture of the Company's products prior to the Closing Date.

                  (b) By Buyer. Buyer shall indemnify, save and hold harmless Seller and its Affiliates, and their respective Representatives from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any breach of any covenant or warranty, or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement, (ii) Taxes of the Business excluded from the indemnity of Seller in Article 9.3(a).

                  (c) Claims. If a claim for Damages is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party entitled to such indemnification shall give written notice to the indemnifying party as soon as practical after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this
         Article 9.3. Neither Buyer nor Seller will have any indemnification obligation under this Agreement unless notice is given of any claim for indemnification prior to the end of the period during which representations, warranties, covenants and agreements survive as provided in Article 9.2. If any claim, lawsuit, proceeding or action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within 15 days after the service of the citation or summons); provided, that the failure of any indemnified party to give the notice required by the preceding clause shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then, except as provided below, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense provided that the indemnifying party and its counsel shall proceed with diligence and in good faith with respect thereto. The indemnified party shall cooperate (at the indemnifying party's expense) in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom and provided, further, that if the indemnifying party shall not have employed counsel to direct the defense of any such action or if any such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), legal and other expenses thereafter reasonably incurred by the indemnified party shall be borne by the indemnifying party. An indemnified party shall not be entitled to any payment under an indemnity hereunder with respect to any action or portion of an action until such action or portion shall have been settled or determined in accordance with Article 10. No indemnifying party shall be required to pay indemnification hereunder as a result of a settlement or compromise unless the indemnified party shall have given its prior written consent to such settlement or compromise, which consent shall not be unreasonably withheld.

                  Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation to indemnify Buyer pursuant to this
         Article 9.3, unless and until the amount of all Damages (other than Damages relating to the willful or intentional breach of any representation, warranty, covenant or agreement) for which Buyer is entitled to receive indemnification from the Seller pursuant to this
         Article 9.3 shall exceed $500,000 and, in that event, Buyer shall have the right to recover from Seller all Damages in excess of $500,000 but not to exceed $20,000,000 in the aggregate; provided, however, Seller shall be obligated to indemnify Buyer for all Damages incurred in connection with or arising out of or resulting from the litigation described in the Disclosure Schedule.

                  (d ) No Consequential Damages. Notwithstanding any provision of this Agreement to the contrary, NEITHER BUYER NOR SELLER SHALL BE LIABLE TO ANY INDEMNIFIED PARTY FOR ANY CONSEQUENTIAL DAMAGES SUFFERED BY SAID PERSON, EVEN IF BUYER OR SELLER

         HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT TO THE EXTENT SUCH CONSEQUENTIAL DAMAGES ARE ACTUALLY RECOVERED BY A THIRD PARTY AGAINST BUYER OR SELLER.

         9.4 Further Assurances. Both before and after the Closing Date, each party will cooperate in good faith with the other party and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder. Furthermore, without limiting the generality of the foregoing, each party will cooperate (and the Buyer shall cause the Company to cooperate) in good faith with the other party with respect any notices required to be made to any Government Entity or other Person regarding the transfer of the capital stock of Radiant Power Corp. from the Company to Seller and with respect to providing Seller access to all data, information and reports (including, without limitation, any employees of Buyer or the Company in possession of such data, information and reports) relating to the Radiant Power Corp. Furthermore, without limiting the generality of the foregoing, from and after the Closing, Buyer shall, and shall cause the Company, to transfer or deliver to Seller, promptly after the receipt thereof (but in no event more than five business days after the receipt thereof), any cash or other property which Seller or the Company receives in respect of any accounts receivable of the Company that were distributed or paid to Seller as a dividend on or prior to the Closing as permitted by Article 6.3 or any cash or other property which Buyer or the Company receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items of Radiant Power Corp.

         9.5 Name; Proprietary Information. Seller acknowledges and agrees that it shall not retain after the Closing any right or interest in or to or license to use the name "Trilectron" (the "Company Name"); any logo, symbol, service mark, trademark, domain name, tradestyle, slogan or similar intellectual property used in the Business, other than the name "HEICO" (the "Company Marks"); or any proprietary information, marketing materials, software, documents, signage, or Customer lists of the Business (the "Company Proprietary Property"). "Company Proprietary Property" shall not include information with respect to Customers who are also customers of Seller or its Affiliates (other than the Company) or marketing materials of the Company relating to non-Company products of Seller or its Affiliates. From and after the Closing Date, (a) neither Seller nor its Affiliates shall use the Company Name, Company Marks or Company Proprietary Property in any manner in connection with the operation of their respective businesses and (b) neither the Company nor the Buyer shall use the name "HEICO" in connection with the operation of their respective businesses.

         9.6 No Solicitation.

                  (a) Seller covenants and agrees that, without Buyer's prior written consent, for a period of five years after the Closing Date, Seller will not directly or indirectly solicit for employment any Person who was employed by the Company as of the Closing Date, except for employees involved with the operations of Radiant Power Corp.

                  (b) Buyer covenants and agrees that, without Seller's prior written consent, for a period of five years after the Closing Date, Buyer will not directly or indirectly solicit for employment, the employees of Seller or any of its Affiliates, any employees involved with the operations of Radiant Power Corp.

                  (c) The purpose of sub-articles (a) and (b) above, the term "Solicitation" shall not include the hiring of any employee who (i) initially contacts Buyer or Seller, as the case may be, in response to an advertisement placed in a publication of general circulation; or
         (ii) has terminated his or her employment relationship prior to the commencement of any employment discussions with Buyer or Seller, as the case may be.

                                    ARTICLE X
                          DISPUTE RESOLUTION PROCEDURES

         10.1 Dispute Resolution. Any dispute arising out of or relating to this Agreement, including, but not limited to, claims for indemnification pursuant to
Article IX shall be resolved in accordance with the procedures specified in this
Article X, which shall be sole and exclusive procedures for the resolution of any such disputes. Notwithstanding the foregoing, any dispute regarding the Closing Date Balance Sheet shall be resolved by the resort to the provisions of
Article 2.4.

         10.2 Negotiation Between Executives. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the appointed representative of the Seller and executives of Buyer who, if possible, are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include, (a) a statement of each party's position, and (b) the name and title of the executive who will accompany the representative. Within 30 days after delivery of the disputing party's notice, the representatives of Seller and Buyer shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

                  10.2.1 If the matter has not been resolved by these persons within 60 days of the disputing party's notice, or if the parties fail to meet within 30 days, either party may initiate mediation as provided hereinafter.

                  10.2.2 All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of any applicable federal or state rules of evidence.

         10.3 Mediation. If the dispute has not been resolved by negotiation as provided herein, the parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources ("CPR") Model procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panels of Neutrals, with the assistance of CPR, unless the parties agree otherwise.

         10.4 Litigation. If the dispute has not been resolved by non-binding means as provided herein within 75 days of the initiation of such procedure, either party may initiate litigation (upon 15 days written notice to the other party); provided, however, that if one party has requested the other to participate in a non-binding procedure and the other has failed to participate, the requesting party may initiate litigation before expiration of the above period.

         10.5 Provisional Remedies. The procedures specified in this Article shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that either party, without prejudice to the above procedures, may file a complaint (for statute of limitations or venue reasons) or to seek preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary or desirable. Despite such action the parties will continue to participate in good faith in the procedures specified in this Article.

         10.6 Tolling Statute of Limitations. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Article are pending. The parties will take such action, if any required to effectuate such tolling.

         10.7 Performance to Continue. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of Buyer and Seller; or

                  (b) by either Buyer or Seller:

                           (i) if the Closing shall not have occurred within 90
                  days of the date of this Agreement; provided, however, that the right to terminate the Agreement under this subsection shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the date;

                           (ii) if (A) there shall be a final nonappealable
                  Order of a Government Entity restraining or prohibiting the consummation of the transactions contemplated by this Agreement, or (B) there shall be a law, statute, rule, regulation or Order decree enacted, entered, promulgated or enforced by any Government Entity which prohibits or materially restricts the consummation of the transactions contemplated hereby; or

                  (c) by Seller, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Article 7.1, and (ii) cannot be or has not been cured within 45 days after the giving of written notice to Buyer of such breach (a "Buyer Material Breach") (provided that Seller is not then in Seller Material Breach (as defined in Article 11.1(d)) of any representation, warranty, covenant or other agreement contained in this Agreement); or

                  (d) by Buyer, if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article 8.1, and (B) cannot be or has not been cured within 45 days after the giving of written notice to Seller of such breach (a "Seller Material Breach") (provided that Buyer is not then in Buyer Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement); or

                  (e) by Seller, if the board of directors of Illinois Tool Works Inc. shall have failed to approve and consent to the terms and conditions of this Agreement by August 11, 2000; or

                  (f) by Buyer, if the board of directors of HEICO Corp. shall have failed to approve and consent to the terms and conditions of this Agreement by August 11, 2000.

In the event of termination of this Agreement by Seller or Buyer pursuant to this Article, written notice thereof shall promptly be given to the other party hereto, and upon such notice this Agreement shall terminate. Except for Articles 11.4, 11.7 and 11.11 or as provided elsewhere herein, in the event of the termination of this Agreement pursuant to this Article, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability on the part of Seller or Buyer or any of their respective Representatives to the other, all rights and obligations of any party hereto shall cease and the parties shall be released from any and all obligations. Notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party from liability for damages resulting from the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         11.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder. Notwithstanding the foregoing, Buyer may assign all of its rights, but not its obligations, under this Agreement to any wholly owned subsidiary of Buyer without the prior written consent of the Seller.

         11.3 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally, by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested, as follows:

         If to  Buyer, addressed to:

         Hobart Brothers Company
         400 Trade Square East
         Troy, Ohio 45373
         Attention: Executive Vice President and General Manager
         Facsimile: (937) 332-4000

         with a copy to:

         Illinois Tool Works Inc.
         3600 West Lake Avenue
         Glenview, IL 60025-5811
         Attention: Corporate Secretary
         Facsimile: (847) 657-4392

         If to Seller, addressed to:

         HEICO Aviation Products Corp.
         825 Brickell Bay Drive, Suite 1644
         Miami, FL  33131
         Attention: Victor H. Mendelson, President and Chief Executive Officer
         Facsimile:  (305) 859-8113

         with a copy to:

         Greenberg Traurig, P.A.
         1221 Brickell Avenue
         Miami, Florida 33131
         Attention:  Phillip J. Kushner
         Facsimile:  (305) 579-0717

or to such other place and with such other copies as either party may designate as to itself by written notice to the others. Notice shall be effective on the date received by the party (or the date of refusal of delivery).

         11.4 Governing Law; Venue. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Florida (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the Circuit Court of the State of Florida, Miami-Dade County, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the [^] jurisdiction of the Federal courts shall be brought in the Federal District Court for the Southern District of Florida. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or

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the transactions contemplated hereby, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

         11.5 Entire Agreement; Amendments and Waivers. This Agreement, together with the Disclosure Schedule and that certain confidentiality agreement entered into between Seller and Buyer, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.6 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.7 Expenses. Except as set forth below or as otherwise specified herein, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect. All costs of applying for new Permits and obtaining the transfer of existing Permits which may be lawfully transferred shall be borne by Buyer. The filing fee required to be paid in connection with the premerger notification and report forms to be made under Hart-Scott-Rodino shall be borne by Buyer.

         11.8 Invalidity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         11.9 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         11.10 Publicity. The parties hereto shall issue a mutually acceptable press release as soon as practicable after the execution and delivery of this Agreement. Prior to the Closing, no party shall issue any other press release, without the prior approval of the other party, provided that the Buyer and Seller, after consultation with one another, may make such disclosures concerning the transactions provided for herein as Buyer or Seller believes are required by the

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Securities Exchange Act of 1934, as amended, or any applicable stock exchange rule or regulation.

         11.11 Confidential Information. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it has had and will have access to confidential information relating to the other parties. Each party shall treat such information as confidential, shall preserve the confidentiality thereof, shall not duplicate or use such information other than for the purpose of consummating the transactions contemplated by this Agreement, and shall not furnish such information to any Person (other than to Representatives who have a need to know such information in connection with the transactions contemplated hereby), except to the extent that such disclosure is required by judicial process or governmental or regulatory authorities, in which case each party shall give prompt notice to the other party so that such party may seek to obtain a protective order. In the event of the termination of this Agreement for any reason whatsoever, each party shall return or destroy all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep such information confidential and not to use any such information. Confidential information shall not include information which (i) is or becomes publicly available without a breach of this Agreement or this Article; (ii) is obtained from a third party not known to be under an obligation of confidentiality to Buyer or Seller, as the case may be, and (iii) is independently developed without resort to the other party's information. The representations and agreements contained in this Article shall survive the termination of this Agreement or the Closing Date for a period of three years after such termination or the Closing Date, as applicable.

         11.12 Interpretation.

                  (a) When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  (b) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

                  (c) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties

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         acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

         11.13 Third Party Beneficiaries. No Person not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

HOBART BROTHERS COMPANY                 HEICO AVIATION PRODUCTS CORP.



By:                                     By:
   -----------------------------------     ------------------------------------
   Dennis J. Martin                        Victor H. Mendelson,
   President                               President and Chief Executive Officer

         For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and as a material inducement for HEICO Aviation Products Corp. to enter into the foregoing stock purchase agreement, the undersigned, the sole stockholder of Hobart Brothers Company, represents and warrants to HEICO Aviation Products Corp., that Hobart Brothers Company has sufficient financial resources to perform its obligations under the foregoing stock purchase agreement and knows of no circumstances or conditions that will prevent the availability of such financial resources as of the closing of the transactions contemplated by the foregoing stock purchase agreement.

                                        ILLINOIS TOOL WORKS INC.



                                        By:
                                           ------------------------------------
                                           David J. Martin
                                           Executive Vice President

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